Exhibit 10.1

     AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

This Amended and Restated Executive Employment Agreement (hereinafter referred to as the “Agreement”) has been entered into this 21st day of December 2011, by and between Identive Group, Inc., a company incorporated under Delaware law and having its principal executive offices at 1900-B Carnegie Ave., Santa Ana, CA 92705, (hereinafter, together with its subsidiaries and affiliates, the “Company”) and Larry Midland, a California resident whose business address is Hirsch Electronics LLC (“Hirsch”), 1900-B Carnegie Ave., Santa Ana, CA 92705 (the “Executive”), and amends and restates that certain Employment Agreement, dated December 10, 2008 by and among the Company, Hirsch and the Executive, as amended July 12, 2010 (the “Original Agreement”).

1. POSITION AND RESPONSIBILITIES

The Executive shall serve as the Senior Vice President, Identive Group, Inc. and Chairman, Hirsch Electronics LLC, with effect from January 1, 2012. In such capacity, the Executive shall report directly to the Chairman and CEO of the Company or such other individual or individuals as the Company may determine from time to time. Executive shall fully and faithfully perform such duties, fulfil such obligations and exercise such powers as are incidental to such position. It is expected that Executive shall commit approximately 60 hours per month to his position by using his best efforts to apply his skills and experience to perform his duties and to support the Company’s CEO and Chief Financial Officer on strategic matters, including acquisitions and dispositions, senior-level customer and end-user relationship management, and such other responsibilities as may be assigned from time to time.

Executive will be based at the Company’s U.S. headquarters in Santa Ana, California, but will be expected to travel on Company business as may be required for the proper performance of his duties under this Agreement.

Executive will continue to serve as a member of the Board of Directors of the Company until the expiration of his appointment or, if earlier, his resignation or removal.

2. COMPENSATION

During the term of this Agreement, Executive shall be paid a salary in the aggregate annual amount equal to $120,000, payable in 24 equal semi-monthly instalments, less applicable federal, state and local taxes and withholding (“Salary”). Executive acknowledges and agrees that his position is exempt for purposes of requirements under the U.S. Fair Labor Standards Act and other applicable law; accordingly, Executive shall not be entitled to overtime compensation.

In consideration of the foregoing salary, Executive agrees to waive all rights and entitlements he may have to customary fees, including option grants, as determined from time to time by the Compensation Committee attributable to his tenure on the Company’s Board of Directors.

3. BENEFITS, PERQUISITES AND BUSINESS EXPENSES

(a) Executive shall be eligible to participate in the Company’s Employee Stock Purchase Plan as in effect from time to time. Executive shall also be eligible to participate in the Company’s stock option plan as in effect from time to time. Any grant or award of options shall be at the discretion of the Company’s Compensation Committee. The term and vesting schedule shall be as set out in the grant notice.

(b) Executive shall be entitled to be reimbursed for all reasonable expenses, including travel, incurred in connection with the performance of his duties under this Agreement. Such expenses shall be reimbursed within thirty (30) days following presentation of sufficient supporting evidence of amounts incurred.

(c) Executive shall be eligible to participate in the Company’s standard health insurance plans and other customary benefits in effect from time to time. Such plans and other customary benefits are subject to change from time to time in the sole discretion of the Company.

(d) Executive shall be entitled to four (4) weeks of paid vacation per annum in addition to all federal and local public holidays. Any unused vacation at the end of a calendar year may not be carried over to the subsequent year, or otherwise accumulated.

4. TERM; TERMINATION

(a) Term: The initial term of this Agreement shall be for two years from January 1, 2012 through December 31, 2013 (the “Initial Term”), and may be extended for such additional period or term as may be agreed in writing by the Company and the Executive at any time prior to the expiration of the Initial Term.

(b) Termination by the Company without Cause: The Company shall be entitled to terminate this Agreement at any time without cause for any reason or no reason by providing the Executive six (6) months prior written notice of the termination. The Company agrees to continue to pay the Executive’s semi-monthly instalments until the end of the notice period. Executive shall be entitled to a continuation of all benefits and perquisites, including reimbursement of business expenses if approved in advance, from the date of such written notice until the effective date of termination, subject to Executive’s execution and non-revocation of a release of claims in favor of the Company in a form provided by the Company.

(c) Termination by Executive: Executive shall be entitled to terminate this Agreement at any time for any reason or no reason by providing the Company six (6) months prior written notice of the termination. The Company agrees to continue to pay the Executive’s semi-monthly instalments of the Salary until the end of the notice period. Executive shall be entitled to a continuation of all benefits and perquisites, including reimbursement of business expenses if approved in advance, from the date of such written notice until the effective date of termination, subject to Executive’s execution and non-revocation of a release of claims in favor of the Company in a form provided by the Company.

(d) Termination by the Company for Cause: The Company shall be entitled to terminate this Agreement for cause at any time without notice and without any payment in lieu of notice. In the event of termination for cause, the Company’s obligations hereunder shall immediately cease and terminate and Executive shall be immediately relieved of all of his responsibilities and authorities as an officer and employee of the Company and as an officer and employee of each and every affiliate in the Company and in such an event there will be no continuation of instalment payments of Base Salary, Bonus or any other payments by the Company to the Executive. For purposes of this paragraph 4(d), “cause” shall include, without limitation, the following circumstances:

i)	The Executive has been convicted of a criminal offense or act involving moral turpitude, fraud or embezzlement;

ii)	The Executive, in carrying out his duties hereunder, (i) has been wilfully and grossly negligent, or (ii) has committed wilful and gross misconduct or fraud, or, (iii) has wilfully failed to comply with a lawful instruction or directive from the Chairman, Chief Executive Officer, Chief Financial Officer, or other direct superior of the Company, which is not otherwise cured within thirty (30) days of notice of such breach.

iii)	The Executive has breached a material term of this Agreement, which breach is not cured within ninety (90) days of notice.

Termination of this Agreement for cause shall be effective upon the date of the notice of termination given to the Executive and the lapse of any applicable cure period without remedy of the matters set out in such notice.

(e) Mutual Termination without Cause: The parties may terminate this Agreement at any time without cause (as the term “cause” is defined in paragraph 4(d) above) by mutual written agreement.

(f) Disability Termination: “Disability Termination,” for purposes of this Agreement, means termination by the Company of the Executive’s employment by reason of the Executive’s incapacitation due to disability. The Executive will be deemed to be incapacitated due to disability if at the end of any month the Executive is unable to perform substantially all of the Executive’s duties under this Agreement in the normal and regular manner due to illness, injury or mental or physical incapacity, and has been unable so to perform for either (i) three consecutive full calendar months then ending, or (ii) ninety (90) or more of the consecutive working days during the twelve (12) consecutive full calendar months then ending. Nothing in this paragraph will alter the Company’s obligations under applicable law, which may, in certain circumstances, result in the suspension or alteration of the foregoing time periods. If the Company elects to implement a Disability Termination, it shall be effective upon notice by the Company, and the Company shall continue to pay to Executive his Base Salary for a six (6) month period beginning on the effective date of the Disability Termination in monthly instalments consistent with the Company’s normal payroll schedule and Executive shall be entitled to a pro rata portion (based upon the portion of the Bonus period ending on the effective date of the Disability Termination) of any Bonus payment pursuant to the terms of the Bonus plan, in addition to any disability benefits that may be available.

(g) Effect of Termination: The Executive agrees that, upon the first to occur of (i) expiration of the Term or (ii) delivery of notice of termination of this Agreement by either party for any reason whatsoever, Executive shall thereupon be deemed to have immediately resigned any and all positions then held with the Company and each and every subsidiary and affiliate of the Company, including his position as a member of the Company’s Board of Directors. In such event, Executive shall, at the request of the Company or any such subsidiary or affiliate, forthwith execute any and all documents appropriate to evidence such resignation. The Executive shall not be entitled to any payment in respect of such resignation in addition to those provided for herein, except as expressly provided for pursuant to any other agreement entered into with Executive.

The Executive agrees that upon termination of his employment, whether termination is voluntary or involuntary or with or without cause, Executive shall deliver to the Company (and will not keep in his possession, reproduce, or provide to anyone else) any and all records, data, notes, reports, correspondence, materials, documents, produced or developed by Executive pursuant to Executive’s employment with the Company or otherwise belonging to the Company.

(h) Survival of Terms: It is expressly agreed that notwithstanding termination of this Agreement for any reason or cause or in any circumstances whatsoever, such termination shall be without prejudice to the rights and obligations of the Executive and the Company, respectively, up to and including the effective date of termination. The provisions of paragraphs 3(b), 5, 6(a), 7, 10 and 11 of this Agreement shall remain and continue in full force and effect following the termination of this Agreement.

5. CONFIDENTIAL INFORMATION; ASSIGNMENT OF INVENTIONS

(a) Executive agrees not to disclose, either during the term of this Agreement or at any time for a period of three years thereafter, to any person not employed by the Company or by any subsidiary or affiliate of the Company or not engaged to render services to the Company or to any such subsidiary or affiliate, any trade secrets or confidential information of or relating to the Company or any of its subsidiaries or affiliates obtained by the Executive during the term hereof; provided, however, that this provision shall not preclude the Executive from the use or disclosure of information that is (i) known generally to the public (other than that which the Executive may have disclosed in breach of this Agreement), (ii) required to be disclosed in accordance with applicable law or pursuant to a court order applicable to the Executive, or (iii) otherwise authorized by the Chairman, Chief Executive Officer or the Chief Financial Officer of the Company to be disclosed by the Executive.

(b) The Executive also agrees that upon termination of this Agreement for any reason whatsoever, Executive will not take, reproduce in any medium, or use, without the prior written consent of the Chairman, Chief Executive Officer, or Chief Financial Officer of the Company, any drawing, blueprint, specification, report or other document belonging or relating to the Company or any of its subsidiaries or affiliates. Executive agrees to promptly return to the Company, or at the Company’s request, destroy any such materials.

(c) Executive understands and agrees that any and all right or interest the Executive obtains in any designs, trade secrets, technical specifications and technical data, know-how and show-how, customer and vendor lists, marketing plans, pricing policies, inventions, concepts, ideas, expressions, discoveries, improvements and patent or patent rights which are authored, conceived, devised, developed, reduced to practice, or otherwise obtained by the Executive prior to the termination of this Agreement which relate to or arise out of Executive’s employment are expressly regarded as “works for hire,” as that term is defined in United States Copyright Act (17 U.S.C. Section 101) or works invented or authored within the scope of employment (the “Inventions”). The Executive hereby assigns to the Company the sole and exclusive right to such Inventions. The Executive agrees to promptly disclose to the

Company any and all such Inventions, and that, upon request of the Company, the Executive will execute and deliver any and all documents or instruments and take any other action which the Company shall deem necessary to assign to and vest completely in the Company, to perfect trademark, copyright and patent protection with respect to, or to otherwise protect the Company’s trade secrets and proprietary interest in such Inventions. The obligations of this paragraph shall continue beyond the termination of the Executive’s employment with respect to such Inventions conceived of, reduced to practice, or developed by the Executive during the term of this Agreement. The Company agrees to pay any and all copyright, trademark and patent fees and expenses or other costs incurred by the Executive for any assistance rendered to the Company pursuant to this Section.

In the event the Company is unable, after reasonable effort, to secure the Executive’s signature on any patent application, copyright or trademark registration or other analogous protection relating to an Invention, the Executive hereby irrevocably designates and appoints the Company as its duly authorized officer and agent and the Executive’s agent and attorney-in-fact, to act for and on the Executive’s behalf and stead to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright or other analogous protection thereon with the same legal force and effect as if executed by the Executive.

6. NON-COMPETITION, NON-SOLICITATION

(a) The Executive agrees that during the Term of this Agreement and for the twelve (12) months thereafter, the Executive shall not engage in or participate in any entity in any industry that competes, directly or indirectly, with the businesses of the Company or any of its subsidiaries or affiliates. Executive agrees that the duration and scope of such agreement are reasonable obligations and Executive agrees to abide thereby. In addition, Executive agrees that during the Term of this Agreement and for twelve (12) months thereafter, the Executive shall not solicit or encourage any employee or contractor of the Company or any of its affiliates in respect of positions or business opportunities with any third parties.

(b) During the term of this Agreement, the Executive undertakes to seek the prior written approval of the Chairman, Chief Executive Officer or Chief Financial Officer of the Company before accepting any board or advisory positions with third parties.

7.	COMPLIANCE WITH SECTION 409A

(a) General. It is the intention of both the Company and Executive that the benefits and rights to which Executive could be entitled pursuant to this Agreement comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations and other guidance promulgated or issued thereunder (“Section 409A”), to the extent that the requirements of Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention. If Executive or the Company believes, at any time, that any such benefit or right that is subject to Section 409A does not so comply, it shall promptly advise the other and shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Section 409A (with the most limited possible economic effect on Executive and on the Company). For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which Executive is entitled under this Agreement shall be treated as a separate payment. In addition, to the extent permissible under

Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

(b) No Guaranty of 409A Compliance. Notwithstanding the foregoing, the Company does not make any representation to Executive that the payments or benefits provided under this Agreement are exempt from, or satisfy, the requirements of, Section 409A, and the Company shall have no liability or other obligation to indemnify or hold harmless Executive or any beneficiary of Executive for any tax, additional tax, interest or penalties that Executive or any beneficiary of Executive may incur in the event that any provision of this Agreement, or any amendment or modification thereof, or any other action taken with respect thereto, is deemed to violate any of the requirements of Section 409A.

8. NOTICES

Any notices, requests, demands or other communications provided for by this Agreement shall be in writing and shall be sufficiently given when and if mailed by registered or certified mail, return receipt requested, postage prepaid, or sent by personal delivery, overnight courier or by facsimile to the party entitled thereto at the address stated in the preamble of this Agreement or at such other address as the parties may have specified by similar notice.

Any such notice shall be deemed delivered on the tenth business day following the mailing thereof if delivered by prepaid post or if given by means of personal delivery on the day of delivery thereof or if given by means of courier or facsimile transmission on the first business day following the dispatch thereof.

9. ASSIGNMENT

The rights and obligations of the Executive under this Agreement shall not be assignable or transferable by the Executive without the prior written consent of the Company. The Company may assign its rights and obligations hereunder to any subsidiary, affiliate or successor-in-interest of the Company at any time in its sole discretion. Nothing herein expressed or implied is intended to confer on any person other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement.

10. APPLICABLE LAW

This Agreement shall be deemed a contract under, and for all purposes shall be governed by and construed in accordance with the laws of the State of California.

11. ARBITRATION

In the event of any dispute, claim, question, or disagreement arising from or relating to this Agreement or the breach thereof, the parties hereto shall use their best efforts to settle the dispute, claim, question, or disagreement. To this effect, they shall consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to both parties. If they do not reach such solution within a period of 60 days, then, upon notice by either party to the other, all disputes, claims, questions, or differences shall be finally settled by arbitration administered by the American Arbitration Association in accordance with the provisions of its Commercial Arbitration Rules. The proceedings shall be held in the English language and the seat of the arbitral tribunal shall be in Orange County, California, with one arbitrator selected by mutual agreement of the parties and with each party bearing its own costs. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the State of California, or federal law, if California law is pre-empted.

EACH OF THE COMPANY AND EXECUTIVE ACKNOWLEDGES AND AGREES THAT, BY AGREEING TO ARBITRATE, EACH PARTY IS WAIVING ANY RIGHT TO BRING AN ACTION AGAINST THE OTHER IN A COURT OF LAW, EITHER STATE OR FEDERAL, AND IS WAIVING THE RIGHT TO HAVE CLAIMS AND DAMAGES, IF ANY, DETERMINED BY A JURY.

12. AMENDMENT OR MODIFICATION; WAIVER

No provision of this Agreement may be amended or waived unless such amendment or waiver is authorized by the Company (including any authorized officer or committee of the Board of Directors) and signed by the Executive. Except as otherwise specifically provided in this Agreement, no waiver by either party hereto of any breach by the other party of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar breach, condition or provision at the same time or at any prior or subsequent time.

13. NO RELIANCE ON COMPANY’S ADVISORS

Executive represents and warrants to the Company that he has had the opportunity to obtain independent professional advice in connection with the terms and provisions of this Agreement, has sought the advice of independent legal, accounting, tax and other professionals as he has deemed necessary and appropriate, and has not relied upon the Company’s internal or external advisors for such matters.

14. ENTIRE AGREEMENT

This Agreement contains the entire agreement between the parties hereto with respect to the matters herein and supersedes all prior agreements and understandings, oral or written, between the parties hereto, relating to such matters.

15. COUNTERPARTS AND SIGNATURES.

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile or electronic signature (including signature in Adobe PDF or similar format).

[Remainder of Page Intentionally Left Blank]

In witness hereof, the parties hereto have duly executed this Agreement on the date first above written.

IDENTIVE GROUP, INC.

EXECUTIVE

By: /s/ Ayman S. Ashour	/s/ Larry Midland

Name: Ayman S. Ashour	Name: Larry Midland
Title: Chairman and CEO